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                                                           Exhibit 99.B(h)(4)(B)

                                FORM OF AGREEMENT

     Agreement made this 25th day of October, 2004 by and among Lion Connecticut Holdings Inc. and each of the registered investment companies identified on Schedule A hereto with respect to each portfolio series thereof (each, a "Fund" and collectively, the "Funds").

     WHEREAS, ING Investments, LLC, Directed Services, Inc. and ING Funds Distributor, LLC (each, an "ING Entity," and collectively, the "ING Entities") each has been cooperating with the Securities and Exchange Commission, the office of the New York Attorney General, the National Association of Securities Dealers, Inc. and/or other regulatory and self-regulatory authorities in their investigations (the "Regulatory Investigations") into activities by past or present employees of the ING Entities and/or affiliated entities thereof (including the activities of employees of one or more predecessor entities of the ING Entities and affiliated entities thereof) involving alleged market timing or late trading of shares of the Funds (the "Activities"); and

     WHEREAS, the ING Entities also have been conducting an internal investigation (the "Internal Investigation") with respect to the Activities (the Regulatory Investigations and Internal Investigation being referred to collectively herein as the "Investigations"); and

     WHEREAS, Lion Connecticut desires to provide assurances to the Funds that Lion Connecticut will indemnify and hold harmless the Funds and their affected shareholders from the economic consequences including without limitation any and all losses, damages, fines, penalties, costs and expenses incurred by the Funds and resulting from (i) any and all wrongful conduct by any ING Entity or affiliate thereof (including any predecessor entity thereof) or any officer director or employee thereof in connection with any of the Activities, and (ii) the Investigations, litigation or other such formal proceedings regarding the Activities or the settlement thereof (collectively, the "Economic Consequences").

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     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Lion Connecticut and the Funds do hereby agree as follows:

     1. Lion Connecticut agrees to indemnify and hold harmless the Funds and all past, present and future affected shareholders thereof for and from any and all Economic Consequences.

     2. Each of the ING Entities, acting in good faith, shall use its best efforts to resolve the Regulatory Investigations as promptly as possible consistent with achieving a reasonable result.

     3. Lion Connecticut and the Funds acknowledge and agree that, as of the date hereof, the parties hereto have not determined and agreed to the precise amount of the Economic Consequences or the appropriate manner of determining the amount of Economic Consequences, and/or how to apportion or distribute them.

     4. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto and their successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No shareholder or any other person who is not a party to this Agreement shall have any rights hereunder, including without limitation under paragraph 1.

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     EXECUTED to be effective as of the date first set forth above.


                                      Each of the Funds Identified on Schedule A
                                      Hereto


                                      By:
                                         --------------------------


                                      Its:
                                          -------------------------


                                      LION CONNECTICUT HOLDINGS INC.


                                      By:
                                         --------------------------


                                      Its:
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